Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

June 19, 2019

Calithera Biosciences, Inc.

343 Oyster Point Boulevard, Suite 200

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Calithera Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 14,375,000 shares of its common stock, par value $0.0001 per share (the “Shares”), including up to 1,875,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to the Registration Statement on Form S-3 (File No. 333-219791) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereto. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Calithera Biosciences, Inc.

June 19, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com